Exhibit 2

STOCK CONTRIBUTION AGREEMENT

     This Stock Contribution Agreement (this “Agreement”) is made and entered into as of March 28, 2005 by and among Victory Acquisition Corp., a Delaware corporation (the “Company”), and the parties listed on the Schedule of Investors attached to this Agreement as Exhibit A (each hereinafter individually referred to as an “Investor” and collectively referred to as the "Investors”).

     A. The Company has been formed solely to facilitate and effect a statutory merger (the “Merger”) with Vialta, Inc., a Delaware corporation (“Vialta”), under which Vialta will be the surviving corporation, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of March 28, 2005 (“Merger Agreement”). The existence of the Company is transitory and will be discontinued upon the consummation of the Merger. The Company will conduct no business prior to the Merger.

     B. The Investors are holders of the outstanding shares of stock of Vialta set forth on Exhibit A (the “Vialta Shares”). Pursuant to this Agreement, the Investors intend to contribute their Vialta Shares to the Company in exchange for shares of the Company’s Common Stock as set forth on Exhibit A (the “Company Shares”), after which the Investors will hold all of the outstanding shares of the Company’s stock.

     C. The contribution of stock under this Agreement and the Merger are part of an integrated plan for Vialta to redeem the Vialta stock (other than the Vialta Shares). The contribution of stock under this Agreement and the Merger are intended to be treated for tax purposes as a redemption of the shares of Vialta stock outstanding immediately prior to the effective time of the Merger (other than the Vialta Shares), pursuant to Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”).

     NOW THEREFORE, the parties hereby agree as follows:

     1. CONTRIBUTION. As part of an integrated plan with the Merger, each Investor hereby contributes such Investor’s Vialta Shares to the Company in exchange for, and in consideration of the issuance of, the Company Shares, as specified on Exhibit A. Each Investor hereby delivers to the Company: (a) the original stock certificate representing such Investor’s Vialta Shares together; and (b) a duly executed Stock Transfer Power and Assignment in the form of Exhibit B. The Company agrees to issue to each Investor a stock certificate representing the number of Company Shares set forth opposite such Investor’s name on Exhibit A. Until the earlier of (i) the Effective Time of the Merger or (ii) the Termination of the Merger Agreement, each Investor agrees that it will contribute to the Company as an additional contribution to capital all Vialta Shares which it acquires (if any) during such period.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Investor that the statements in the following paragraphs of this Section 2 are all true and complete:

          2.1 Organization, Good Standing, Corporate Power and Qualification. The Company has been duly incorporated and organized, and is validly existing in good standing,

under the laws of the State of Delaware. The Company has the requisite corporate power and authority to enter into and perform this Agreement.

          2.2 Due Authorization. All corporate action on the part of the Company necessary for (i) the authorization, execution, delivery of, and the performance of all obligations of the Company under, this Agreement and; (ii) the authorization, issuance, reservation for issuance and delivery of all of the Company Shares under this Agreement.

          2.3 Valid Issuance. The Company Shares issued under this Agreement will be validly issued, fully paid and nonassessable.

     3. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF INVESTORS. Each Investor hereby represents and warrants to, and agrees with, the Company, severally and not jointly, that:

          3.1 Authorization. This Agreement constitutes such Investor’s valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Each Investor represents that such Investor has full power and authority to enter into this Agreement.

          3.2 Acquisition for Own Account. The Company Shares to be acquired by such Investor hereunder will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

          3.3 No Solicitation. At no time was the Investor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Company Shares.

          3.4 Investment Experience. Such Investor understands that the acquisition of the Company Shares involves substantial risk. Such Investor is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act and: (i) has experience as an investor in securities of companies in the development stage and acknowledges that such Investor is able to fend for itself, can bear the economic risk of such Investor’s investment in the Company Shares and has such knowledge and experience in financial or business matters that such Investor is capable of evaluating the merits and risks of this investment in the Company Shares and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Investor to be aware of the character, business acumen and financial circumstances of such persons.

          3.5 Restricted Securities. Such Investor understands that the Company Shares are characterized as “restricted securities” under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, such Investor represents that such Investor is familiar with Rule 144 of the U.S. Securities and Exchange Commission (the “SEC”), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Such Investor understands that the Company is under no obligation to register any of the securities sold hereunder. Such Investor understands that no public market now exists for any of the Company Shares and that it is uncertain whether a public market will ever exist for the Company Shares.

          3.6 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Company Shares unless and until there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement. Notwithstanding the foregoing, no such registration statement shall be required: (i) for any transfer of any Company Shares in compliance with SEC Rule 144 or Rule 144A, or (ii) for any transfer of any Company Shares by an Investor that is a partnership or a corporation without payment of consideration to (A) a partner of such partnership or stockholder of such corporation, (B) a controlled affiliate of such partnership or corporation, (C) a retired partner of such partnership who retires after the date hereof, (D) the estate of any such partner or stockholder, or (iii) for the transfer by gift, will or intestate succession by any Investor to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 3 (other than Section 3.4) to the same extent as if the transferee were an original Investor hereunder.

          3.8 Legends. It is understood that the certificates evidencing the Company Shares and the Conversion Shares will bear the legends set forth below:

     (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                    (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code or any other state securities laws.

The legend set forth in (a) above shall be removed by the Company from any certificate evidencing Company Shares upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Company Shares.

          3.9 Title to Vialta Shares. Investor has valid marketable title to the Vialta Shares to be contributed under this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. The Vialta Shares constitute all of the shares of Vialta stock owned or controlled by the Investor.

     4. GENERAL PROVISIONS.

          4.1 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

          4.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

          4.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

          4.4 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing.

          4.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the outstanding Company Shares issuable hereunder. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Company Shares at the time outstanding, each future holder of such securities, and the Company. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

          4.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.

          4.11 Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Contribution Agreement as of the date first written above.

VICTORY ACQUISITION CORPORATION:

By: /s/ Fred Shiu Leung Chan

Name: Fred Shiu Leung Chan

Title: President

/s/ Fred S. L. Chan	/s/ Annie M.H. Chan

Fred S. L. Chan	Annie M.H. Chan

For TR UA 07-25-95, The Annie M.H. Chan Living Trust:

/s/ Annie M.H. Chan
Annie M.H. Chan, Trustee

For The David Y.W. Chan Trust, UA DTD 12-21-87; The Edward Y.C. Chan Trust, UA DTD 12-21-87; The
Michael Y.J. Chan Trust, UA DTD 3-16-92:

/s/ Mee Sim Lee	/s/ Sung Kook Kim	/s/ Myong Shin Kim

Mee Sim Lee, Trustee	Sung Kook Kim, Trustee	Myong Shin Kim, Trustee

For Shiu Leung Chan & Annie M.H. Chan Gift Trust 11/20/92:

/s/ Mee Sim Lee	/s/ Sung Kook Kim

Mee Sim Lee, Trustee	Sung Kook Kim, Trustee

For Evershine XVI, L.P.:
By: Everbright II, LLC

/s/ Fred Shiu Leung Chan	/s/ Annie M.H. Chan

By: Fred Shiu Leung Chan, Manager	By: Annie M.H. Chan, Manager

EXHIBIT A

Schedule of Investors

	Number of Vialta	Number of Company
Investor	Shares	Shares
Fred Shiu Leung Chan	5,044,744	5,044,744
Annie M.H. Chan	5,748,960	5,748,960
Annie M. H. Chan TR UA 07-25-95, The Annie M. H. Chan Living Trust	8,042,932	8,042,932
Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12-21-87, The David Y. W. Chan Trust	974,410	974,410
Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12-21-87, The Edward Y. C. Chan Trust	974,408	974,408
Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 3-16-92, The Michael Y. J. Chan Trust:	334,939	334,939
Shiu Leung Chan & Annie M. H. Chan Gift Trust Dated 11/20/92	2,119,447	2,119,447
Evershine XVI, L.P.	8,800,000	8,800,000
TOTALS:	32,039,840	32,039,840

EXHIBIT B

Stock Power And Assignment

Separate From Stock Certificate

     FOR VALUE RECEIVED and pursuant to that certain Stock Contribution Agreement dated as of March 28, 2005, (the “Agreement”), the undersigned hereby sells, assigns and transfers unto Victory Acquisition Corporation (the “Transferee”), ___shares of the Common Stock of Vialta, Inc., a Delaware corporation (the “Company”), standing in the undersigned’s name on the books of the Company represented by Certificate No(s).___delivered herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company.

Dated:

(Signature)

(Please Print Name)

(Spouse’s Signature, if any)

(Please Print Spouse’s Name)